Sub-Item 77Q1(e)

Copies of any new or amended Registrant investment advisory contracts:

Investment Sub-Advisory Agreement between JPMIM and Tradewinds Global Investors, LLC effective for the Access Funds,  as filed with the Securities and Exchange Commission on November 12, 2010 (Accession Number 0001145443-10-002503).

Amended Schedule A to the Advisory Agreement (amended as of November 18, 2010), as filed with the Securities and Exchange Commission on December 16, 2010. (Accession Number 0001193125-10-282181).